UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Summer Infant, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Summer Infant, Inc. will be held at 9:00 a.m. (local time) on Thursday, May 3, 2018, at the Courtyard Marriott, located at 636 George Washington Highway, Lincoln, Rhode Island 02865, to consider and act upon the following matters:

1.                                      To elect seven director nominees to serve on the Board of Directors for a one-year term expiring at the 2019 annual meeting of stockholders, and until their respective successors are duly elected and qualified;

2.                                      To approve, on an advisory basis, the 2017 compensation of our named executive officers;

3.                                      To ratify the selection of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending December 29, 2018; and

4.                                      To transact such other business as may properly come before the meeting or any adjournments or postponements of thereof.

Only stockholders of record at the close of business on March 23, 2018 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person.  To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by mail by following the instructions on the proxy card or, if applicable, via the Internet.  You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

/s/ Mark Messner

Mark Messner
Chief Executive Officer

Woonsocket, Rhode Island

March 29, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2018.  The proxy materials relating to the 2018 Annual Meeting of Stockholders, including this proxy statement, the Notice of Meeting, our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, including financials, and proxy card, are available at no cost in the Investor Relations section of our website at www.summerinfant.com.  You may also request copies of the proxy materials from our Company as described in the enclosed proxy statement.

SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to you in connection with the solicitation by the Board of Directors of Summer Infant, Inc., a Delaware corporation (“we” or the “Company”), of proxies in the accompanying form to be used at the 2018 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Thursday, May 3, 2018, and at any adjournments or postponements thereof (the “Annual Meeting”).  Our Board of Directors has fixed March 23, 2018 as the record date for determining those stockholders entitled to receive notice of, and to vote at, the Annual Meeting.  Only stockholders of record at the close of business on March 23, 2018 will be entitled to vote at the Annual Meeting.  We intend to first mail or give this proxy statement and the accompanying proxy card to all stockholders entitled to vote on or about March 29, 2018.

Questions and Answers about the Voting at the Annual Meeting and Related Matters

What am I voting on?

At the Annual Meeting, you will be asked to vote on the following four proposals.  Our Board recommendation for each proposal is set forth below.

Proposal		Board Recommendation
1.

To elect seven director nominees to serve on the Board of Directors for a one-year term expiring at the 2019 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

FOR each Director Nominee
2.	To approve, on an advisory basis, of the 2017 compensation of our named executive officers.	FOR
3.	To ratify the selection of RSM US LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 29, 2018.	FOR

If other matters properly come before the Annual Meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion.  As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

What is the vote required for a proposal to pass?

•                  Proposal No. 1 — Election of directors: Under our amended and restated bylaws (our “Bylaws”), in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected.  Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

•                  Proposal No. 2 — Approval, on advisory basis, of executive compensation: This proposal asks for a non-binding, advisory vote of our stockholders on the 2017 compensation of our named executive officers (“Say-on-Pay”).  We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.  If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

•                  Proposal No. 3 — Ratification of the selection of independent registered public accounting firm: A majority of the votes cast “FOR” is required for approval.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Who can vote?

Only stockholders of record at the close of business on March 23, 2018 may vote at the Annual Meeting.  As of the close of business on March 23, 2018, there were 18,629,417 shares of common stock issued and outstanding, all of which are entitled to vote at the Annual Meeting.  Each share of common stock entitles the holder of that share to one vote on each matter properly brought before the Annual Meeting.

What constitutes a quorum?

The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting.  Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.  If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name.  This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 (our “Annual Report”) have been forwarded to you by your nominee who is considered the “stockholder of record” with respect to those shares.  As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote my shares?

Stockholder of Record

If your shares are registered directly in your name, you may vote:

•                  By Mail.  Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.  Your proxy will be voted in accordance with your instructions.  If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.  Your proxy card must be mailed by the date shown on the proxy card to be counted.

•                  Via the Internet.  You may vote via the Internet by going to http://www.cstproxyvote.com and following the on-screen instructions.  Please have your proxy card available when you access the webpage.  Your vote must be received by 7:00 p.m., Eastern Daylight Time, on May 2, 2018 to be counted.

•                  In Person at the Annual Meeting.  If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name

If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  The stockholder of record will provide you with instructions on how to vote your shares.  Internet and telephone voting will be offered to stockholders owning shares through most banks and brokers.  Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting.  You will not be able to vote at the Annual Meeting unless you have a legal proxy from your broker giving you the right to vote the shares at the Annual Meeting.

What if I am a beneficial owner and I do not give the nominee voting instructions?

Brokerage firms have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters.  A broker non-vote occurs when a nominee does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum, but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.  Other than Proposal No. 3 to approve the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, none of the proposals described in this proxy statement relate to “routine” matters.  As a result, a broker will not be able to vote your shares with respect to Proposals No. 1 and No. 2 absent your voting instructions.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares of our common stock in more than one account.  To ensure that all your shares are voted, sign and return each proxy card.  Alternatively, if you vote via the Internet, you will need to vote once for each proxy card you receive.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting by the following means:

•            You can send a written notice revoking your earlier-dated proxy, addressed to our Secretary at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895.

•            If you signed and returned a proxy card by mail and want to change your vote, you can complete, sign, date and deliver a new proxy card, dated a later date than the first proxy card.

•            If you submitted your proxy via the Internet, you may change your vote or revoke your proxy with a later Internet proxy.

•            You can attend the Annual Meeting and vote in person (provided you have a legal proxy from your broker if your shares are held in street name, as indicated below).  Your attendance at the Annual Meeting will not, however, by itself revoke your proxy.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote via the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

•            If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares for you, you must follow directions received from your broker, bank or other nominee to change those instructions.

Who will pay the costs of soliciting proxies and how are proxies solicited?

Proxies in the form enclosed are solicited by our Board.  Solicitation of proxies will be made initially by mail.  Proxies may also be solicited personally, by telephone, e-mail or by facsimile transmission by our directors, officers and other employees.  We may also engage a paid proxy solicitor to assist in the solicitation.  Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of our common stock held in their names.  We will bear all costs and expenses incurred in connection with this solicitation, including the cost of printing and mailing these proxy materials and the expenses, charges and fees of brokers, custodians, nominees and other fiduciaries who, at the request of our management, mail material to, or otherwise communicate with, the beneficial owners of our common stock held of record by those brokers, custodians, nominees or other fiduciaries.

Annual Report and Other Matters

Our Annual Report, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Through our website, www.summerinfant.com, we make available free of charge all of our filings with the Securities and Exchange Commission (“SEC”), including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Forms 3, Forms 4, and Forms 5 of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.  We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report as filed with the SEC.  Any exhibits listed in the Annual Report also will be furnished, upon request, at the actual expense we incur in furnishing such exhibits.  Any such requests should be directed to our Secretary at our executive offices at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone: (401) 671-6550.

Attending the Annual Meeting

Only stockholders and our invited guests are permitted to attend the Annual Meeting.  To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list.  If a nominee holds your shares and you plan to attend the Annual Meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification.  If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a legal proxy from your nominee and bring it to the meeting.

Householding of Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of these proxy materials may have been sent to multiple stockholders in each household.  We will promptly deliver a separate copy of these proxy materials to any stockholder upon written or verbal request to us at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone: (401) 671-6550.  Any stockholder who wants to receive separate copies of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact that stockholder’s bank, broker, or other nominee record holder, or that stockholder may contact us at the address and phone number set forth above.

Stockholder Proposals for 2018 Annual Meeting

Stockholder proposals for inclusion in our proxy statement:  If a stockholder wishes to present a proposal to be included in our proxy statement and form of proxy for our 2019 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC and namely, Rule 14a-8 promulgated under the Exchange Act.  One of the requirements is that the proposal must be received by our Secretary at our corporate offices in Woonsocket, Rhode Island, no later than the close of business on November 29, 2018.  Such proposal must also comply with the applicable requirements as to form and substance established by the SEC if those proposals are to be included in the proxy statement and form of proxy.  If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: Our Bylaws establish an advance notice procedure with regard to other stockholder proposals, including nominations for the election of directors and business proposals to be brought before an annual meeting of stockholders by any stockholder, other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act.  For any nominations or any other business to be properly brought before an annual meeting of stockholders, the stockholder must give timely notice.  Such notice will be considered timely if we receive notice of such proposed director nomination or the proposal of other business at our corporate offices in Woonsocket, Rhode Island, not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the date of the 2019 annual meeting of stockholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently has seven members.  Based on the recommendation of its Nominating/Governance Committee, the Board nominated the following persons for election at the Annual Meeting, all of whom are currently directors, each for a one-year term that expires at the 2019 annual meeting and until their successors are duly elected and qualified: (i) Evelyn D’An, (ii) Martin Fogelman, (iii) Robin Marino, (iv) Mark Messner, (v) Alan Mustacchi, (vi) Andrew Train and (vii) Stephen Zelkowicz.

Each nominee has consented to be named in this proxy statement and to serve if elected.  If, prior to the meeting, any nominee should become unavailable to serve, the shares of our common stock represented by a properly executed and returned proxy will be voted for such other person as shall be designated by our Board, unless the Board determines to reduce the number of directors in accordance with our Bylaws.

Below are biographies for each of the director nominees and certain information regarding the individual and the experiences, qualifications, attributes, skills and qualifications that caused our Board to determine that such individual should be serving as a director of our Company.

Evelyn D’An, 56, a director since November 2016, is President of D’An Financial Services, a strategic consulting firm she established in 2004.  She also worked in various positions of increasing responsibility at Brightstar Corporation from 2010-2014, prior to which she provided the company with consulting/advisory services. Her last position at Brightstar was CFO of the joint venture Brightstar ERV, managing all financial aspects of the organization, which handles the recycling of mobile devices.  Ms. D’An was employed by Ernst & Young from 1986 until 2004 and became the first Hispanic female partner in the Southeast region.  She graduated with a Masters of Accounting from Florida International University and a Bachelor of Science from the State University of Albany.  Ms. D’An brings to our Board significant financial and accounting expertise.

Martin Fogelman, 74, a director since March 2007, is an independent consultant and private investor in the juvenile products industry. He was instrumental in the conception and development of the Babies R Us retail chain and served as senior vice president of both Toys R Us and Babies R Us, where he was employed from 1986 to May 2003.  From May 2003 until March 2007, Mr. Fogelman was President of Baby Trend, Inc., a manufacturer of infant products. He also served as an advisory board member of Babyganics Products, pbc, a baby healthcare products Company.  Mr. Fogelman brings to our Board his extensive experience in our industry, including his experience in creating strategic growth at Toys R Us and Babies R Us, and his knowledge of our Company and business operations.

Robin Marino, 63, a director since August 2015, is currently an independent brand consultant.  From June 2011 to November 2014, Ms. Marino served as Group President, Accessories and Home, of LFUSA/Global Brands Group (GBG), a branded apparel, footwear, fashion accessories and related lifestyle product company, where she oversaw five divisions.  Prior to joining GBG, Ms. Marino was President and CEO of Merchandising at Martha Stewart Living Omnimedia, which she originally joined in 2005.  Ms. Marino was also President and COO of Kate Spade from 1999 to 2005.  Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry Limited, Wathne LTD and Federated Department Stores, Inc.  Ms. Marino served as a director of Hampshire Group, Limited from February 2016 until September 2016.  Ms. Marino holds a B.B.A. from Stetson University.  Ms. Marino brings to our Board over 35 years of strategic business leadership, encompassing corporate vision, global brand strategy, licensing, product architecture and international sales development.

Mark Messner, 52, was appointed President and Chief Executive Officer of the Company in July 2016.  Prior to joining our Company, Mr. Messner was Chief Executive Officer of Artsana USA, Inc. (Chicco), a manufacturer of baby care products under the Chicco brand and subsidiary of Artsana S.p.A. In this role he oversaw all operations for the United States and Canada. Mr. Messner originally joined Artsana USA in 2003 as Vice President of Marketing & Product Development and served as Chief Operating Officer for three years before taking over as Chief Executive Officer in 2012. Mr. Messner began his career in 1991 at Graco Children’s Products, Inc. (now part of Newell Brands), where he held positions of increasing responsibility across marketing, product development and product design, including as Global Product Manager from 2001 until 2003.  Our Board has nominated Mr. Messner to serve as a director because of his extensive knowledge of the industry and also because, as our Chief Executive Officer, he is knowledgeable about all aspects of the Company’s operations.

Alan Mustacchi, 57, director since May 2015, is currently Executive Vice President, Capital Markets of GreenSky, LLC, a technology-focused consumer finance platform, which he joined in November 2014. Prior to joining GreenSky, Mr. Mustacchi was Managing Director and Head of Consumer Products & Specialty Retail Investment Banking of Dresner Partners, a middle market investment bank specializing in merger & acquisition advisory, institutional private placements of debt and equity, financial restructuring and corporate turnaround, valuation and strategic consulting, from 2013 until 2014.  From 2005 until 2013, Mr. Mustacchi was at Navigant Capital Advisors, LLC, where he was Managing Director, Investment Banking.  He was also Managing Director, Merchant Banking Group, at BNP Paribas, where he spent 11 years, and Vice President of The Bank of New York in its commercial finance group.  Early in his career, Mr. Mustacchi spent six years as a Certified Public Accountant.  He holds a B.S. in Accounting and Economics from New York University’s College of Business and Public Administration and a M.B.A. in Finance and International Business from New York University’s Graduate School of Business Administration.  Mr. Mustacchi brings to our Board significant capital markets experience and financial acumen.

Andrew Train, 36, has been a director since August 2017.  Since May 2014, Mr. Train has been President of OBERLAND, a purpose driven branding agency based in New York City which he co-founded.  Prior to founding OBERLAND, Mr. Train was the Advertising Business Director at J. Walter Thompson New York, a branding, marketing and advertising agency, from May 2009 until May 2014.  Earlier in his career, he worked on well-known global brands such as HSBC, Verizon, UPS, Puma, and Lufthansa in North America and China while at J. Walter Thompson and other advertising agencies.  Mr. Train has been recognized by several national and global organizations for cause marketing and driving social change through traditional, digital, social and mobile campaigns. Mr. Train holds a B.A. in Economics from the University of Richmond.  Mr. Train brings to our Board nearly 15 years of advertising, marketing and branding experience working with corporate, non-profit, and public sector organizations.

Stephen J. Zelkowicz, 45, has been a director since August 2014.  Since 1999, he has served as an equity research analyst at Wynnefield Capital, Inc., an investment firm specializing in small, publicly-traded companies.  Mr. Zelkowicz holds a B.A. from the University of Pennsylvania.  Mr. Zelkowicz brings to our Board his knowledge of our Company and industry and his experience in the capital markets.

Recommendation

Our Board recommends that stockholders vote “FOR” the election of Mmes. D’An and Marino and Messrs. Fogelman, Messner, Mustacchi, Train and Zelkowicz to the Board.

CORPORATE GOVERNANCE

Board Leadership Structure

As a general policy, as an aid to the Board’s oversight of management, the Board believes the positions of Chairperson of the Board and Chief Executive Officer should be held by separate persons and that the Chairperson of the Board should be independent.  The Board may, however, determine at any time that, in light of new or special circumstances, it is in the best interests of our Company for the roles of the Chairperson of the Board and Chief Executive Officer to be combined.  If the individual elected to serve as Chairperson of the Board is our Chief Executive Officer, or if the Chairperson of the Board is not independent as determined by the Board, then the independent directors will elect a Lead Independent Director.  The Lead Independent Director’s responsibilities include presiding over meetings of the independent directors held in executive session, consulting with the executive Chairperson and the Chief Executive Officer on Board and committee meeting agendas and acting as a liaison between management, the executive Chairperson and the independent directors.

Board’s Role in Oversight of Risk

Our Board is responsible for risk oversight.  The Board regularly reviews information regarding our Company’s credit, liquidity and operations, as well as the risks associated with each.  The Audit and Finance Committee discusses with our independent auditor the major financial risk exposures and the steps management has taken to monitor and mitigate such exposures.

Board of Directors Meetings, Committees of the Board and Director Independence

Attendance of Directors

In 2017, our Board met five times, and the incumbent directors attended 100% of the meetings.  All incumbent directors attended 100% of the meetings of the committees of our Board on which they served.  Our directors are encouraged, but not required, to attend annual meetings.  All of our directors then in office attended our 2017 annual meeting of stockholders, other than Robert Stebenne, who was not standing for re-election.  All of our current directors are expected to attend the 2018 Annual Meeting.

Committees of the Boards of Directors

Our Board has designated the following standing committees: an Audit and Finance Committee, a Compensation Committee and a Nominating/Governance Committee.  From time to time as needed, our Board may designate ad hoc or special committees to address specifically delegated matters.

The current membership of our Board committees is as follows:

Name	Audit and Finance	Nominating/ Governance	Compensation
Evelyn D’An
Marty Fogelman
Robin Marino
Alan Mustacchi
Stephen Zelkowicz
= Chairperson
= Member

Audit and Finance Committee

The Audit and Finance Committee met five times in 2017.  As described in the committee’s charter, a copy of which is available under the Investor Relations section of our website at www.summerinfant.com, the primary function of the committee is to oversee (1) our accounting and financial reporting process and (2) the independent audit of our Company’s financial statements, by appointing, retaining, setting  compensation of, and supervising our independent auditors, reviewing the results and scope of the audit and other accounting-related services, and reviewing our accounting practices and systems of internal accounting and disclosure controls.

The committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of three members: Alan Mustacchi (Chairperson), Evelyn D’An and Robin Marino.  Each member of the committee is an “independent” director under applicable SEC and Nasdaq Stock Market rules.  The members of the committee have extensive business and financial experience, and are required to have a good understanding of financial statements, including our balance sheet, income statement, cash flow statement and our quarterly reports on Form 10-Q and our annual report on Form 10-K and related financial statements and disclosures.  Our Board has determined that each of Mr. Mustacchi and Ms. D’An qualifies as an “audit committee financial expert” within the meaning of SEC rules.

The committee meets with our external auditors and principal financial personnel to review quarterly financial results and the results of the annual audit (in both regular and executive sessions).  The committee reviews and approves annual external auditor engagement plans, scopes and fees, and verifies the rotation of the lead or coordinating audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit.  The committee approves all fees and terms related to the annual independent audit as well as all permissible non-audit engagements of the external auditors.  The committee pre-approves all audit and permissible non-audit services to be performed by the external auditors.

Compensation Committee

The Compensation Committee met seven times in 2017.  The committee currently consists of three members:  Evelyn D’An (Chairperson), Alan Mustacchi and Stephen J. Zelkowicz.  Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.  In November 2017, our Board approved changes in the membership of the committee: (i) Mr. Fogelman, who served as Chairperson of the committee, was succeeded by Ms. D’An, and (ii) Ms. Marino was succeeded by Mr. Mustacchi.

As described in the committee’s charter, which is available under the Investor Relations section of our website at www.summerinfant.com, the committee has the overall responsibility, on behalf of our Board, for approving and evaluating all compensation plans, programs and policies as they affect our Chief Executive Officer and our other executive officers, and for matters involving the compensation of our directors.  The committee will meet as often as necessary to carry out its responsibilities, and may invite to its meetings any director, management, or such other persons as it deems necessary to carry out such responsibilities.  The committee will review and approve, at least annually, the annual base salaries and annual incentive opportunities of our Chief Executive Officer and our other executive officers.  The committee also acts as administrator of our compensation programs as they affect all of our employees.

Use of Outside Advisors.  All compensation decisions are made with consideration of the committee’s guiding principles to provide competitive compensation for the purpose of attracting and retaining talented executives and employees and of motivating our employees to achieve improved Company performance, which ultimately benefits our stockholders.  The committee has the sole authority to retain and terminate any advisors, including independent counsel, compensation consultants and other advisors to assist as needed, and has sole authority to approve the advisors’ fees, which will be paid by the Company, and the other terms and conditions of their engagement.  The committee considers input and recommendations from management, including our Chief Executive Officer (who is not present during any committee deliberations with respect to his compensation), and outside compensation consultants in connection with its review of our Company’s compensation programs and its annual review of the performance of the other executive officers.  The committee has engaged the services of an independent compensation consultant, Pearl Meyer.  As further described below under Executive Compensation “- Role of Compensation Committee and Management” and “- Role of Compensation Consultant,” Pearl Meyer has assisted the committee with executive compensation matters.

The committee takes into consideration the recommendations of its compensation consultant and our Chief Executive Officer, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate.  For additional information on the processes followed by the committee and the objectives, methodologies and components of compensation considered by the committee in connection with executive compensation and overall compensation for employees, see the “Executive Compensation” section of this proxy statement.

Nominating/Governance Committee

The Nominating/Governance Committee met four times in 2017.  As described in the committee’s charter, which is available under the Investor Relations section of our website at www.summerinfant.com, the committee is responsible for (1) overseeing and reviewing the size, functioning, composition and needs of the Board and its committees, including recruitment of qualified board members and recommending nominees to the Board for election as directors, (2) developing and recommending corporate governance guidelines and monitoring those guidelines and (3) overseeing the CEO and management succession planning process.

The committee currently consists of three members:  Stephen Zelkowicz (Chairperson), Marty Fogelman and Robin Marino.  Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.  In November 2017, our Board approved a change in the membership of the committee and Mr. Mustacchi was succeeded by Ms. Marino.

Process for Identifying and Evaluating Potential Director Nominees.  The committee will consider persons identified by its members, management, stockholders, investment bankers and others for nomination to the Board.  The committee follows the process described in this proxy statement and its charter when determining nominees to our Board.

The committee will identify, evaluate and recommend candidates to become members of our Board with the goal of creating a Board that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, financial expertise (including whether a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC), and community ties.  The committee will also consider minimum individual qualifications of candidates, including strength of character, mature judgment, familiarity with our Company’s business and industry, independence of thought, an ability to work collegially and whether the candidate is “independent” within the meaning of SEC and Nasdaq Stock Market rules.  While our Board has not adopted a mandatory retirement age or term limits for its members, in re-nominating incumbent members to the Board, the committee takes into account the tenure of the member and the appropriateness of the director’s continued service.  Candidates, whether identified by the committee or proposed by stockholders, will be reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders.  Although the committee does not have a formal diversity policy concerning membership of the Board, the committee does consider diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.

Process for Stockholder Nominations.  Nominations to our Board may be submitted to the committee by our stockholders in accordance with the process described in our Bylaws.  Stockholders who wish to recommend a candidate for election to our Board should send their letters to us at 1275 Park East Drive, Woonsocket, Rhode Island 02895, Attention: Secretary.  These letters will be promptly forwarded to the members of the Nominating/Governance Committee.

All stockholder recommendations for director candidates must be submitted to us not less than 60 calendar days or more than 90 calendar days prior to the annual meeting at which the nominee is requested to be proposed, provided, however, that in the event that less than 70 days’ notice or prior disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.  Stockholders must follow certain procedures to recommend or propose candidates for election as directors described in our Bylaws and summarized below.

The notice must contain certain information about the stockholder making the recommendation or proposal of a candidate for election to the Board, as described in our Bylaws, including (1) the name and address of the stockholder and its affiliates making the recommendation, (2) the number of shares of our common stock directly or indirectly beneficially owned by the stockholder, including any rights to acquire shares of our common stock and (3) the information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors in a contested election under Section 14 of the Exchange Act.  The recommendation must contain the following information about the candidate being proposed for election to the Board as described in our Bylaws, including (i) the name and address of the candidate, (ii) the number of shares of our common stock directly or indirectly beneficially owned by the candidate, including any rights to acquire shares of our common stock, (iii) the information that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors in a contested election under Section 14 of the Exchange Act and (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, on the one hand, and each such proposed nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purpose of such rule and the nominee were a director or executive officer of such registrant.  The candidate must also submit a written representation and agreement to us that he or she is not party to any agreement with another person (other than our Company) that, if elected, would obligate the candidate to act or vote on a certain issue or that provides for compensation or other reimbursement for service on the Board, and that if elected, the candidate would be in compliance with all of our applicable Company guidelines and policies.

Independence of Directors

In determining the independence of directors, our Board analyzes each director’s relationship with our Company and our subsidiaries to determine whether our directors are independent under the applicable rules of the Nasdaq Stock Market and the SEC.  Our Board has determined that each of its current directors, other than Mr. Messner, is “independent” within the meaning of the independence rules of the Nasdaq Stock Market and the SEC.  Robert Stebenne, who served on our Board for a portion of 2017, was not “independent” within the meaning of the independence rules of the Nasdaq Stock Market and the SEC.

Other Governance Matters

Majority Voting

Our Bylaws provide for a majority voting standard in uncontested elections of directors, such that a nominee for director shall be elected to the board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of directors to be elected.

In connection with this majority voting standard, the Board adopted a director resignation policy that is set forth in our Corporate Governance Guidelines.  The director resignation policy provides that director nominees must tender irrevocable resignations that will be effective only upon (1) the failure to receive the required vote in an uncontested election at the next stockholder meeting at which they face re-election and (2) acceptance of such resignation by the Board.  If an incumbent director fails to receive the required vote for re-election, the Nominating/Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board will act on the resignation, taking into account the Nominating/Governance Committee’s recommendation, within 90 days from the date of the certification of the director election results.  Thereafter, the Board will promptly publicly disclose its decision and rationale for the decision.

Executive Sessions

Our independent directors meet in executive session from time to time, and met at least four times in 2017.

Code of Ethics

We have adopted a Code of Ethics that applies to all our directors, officers and employees, which can be found under the Investor Relations section of our website at www.summerinfant.com.  Amendments to our Code of Ethics and any grant of a waiver from a provision of our Code of Ethics requiring disclosure under applicable SEC or Nasdaq Stock Market rules will be disclosed on our website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be found under the Investor Relations section of our website at www.summerinfant.com.  These guidelines include, without limitation, guidelines relating to director qualifications and responsibilities, director resignations, board committees, director access to officers and employees, director and officer compensation, management succession and stockholder communication with the Board.

Insider Trading Policy

Under our Code of Ethics, directors, officers, and employees who have access to confidential information relating to our Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal.  We also maintain an insider trading policy, applicable to all directors, officers and employees and other designated service providers.  The policy provides that these persons may not (1) buy, sell or engage in other transactions in our securities while aware of material non-public information about our Company; (2) buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings with our Company, or (3) disclose material non-public information to any unauthorized persons outside of our Company.  In addition, officers and directors are prohibited from purchasing or selling options on our common stock or engaging in short sales of our common stock.  Officers and directors are discouraged from engaging in hedging or monetizing transactions (such as prepaid variable forwards, collars, equity swaps or similar derivative securities that are linked to our common stock), and must obtain prior approval to engage in such transactions.  The policy also requires officers, directors and certain other identified employees to obtain pre-clearance for any trading, and subjects these persons to a defined trading blackout period.

Stock Ownership Guidelines for Non-Employee Directors and Chief Executive Officer

Our Board has adopted ownership guidelines to align the interests of its directors and our Chief Executive Officer with the interests of our stockholders.  These guidelines encourage our directors and our Chief Executive Officer to maintain a significant ownership stake over their tenure.  It is expected that each director and the Chief Executive Officer shall attain the applicable share ownership level within five years of his or her initial election or appointment, or for non-employee directors that were members of the Board at the time the policy was adopted, within five years of adoption of the policy.  As of the date of this proxy statement, our Chief Executive Officer and our directors have made progress towards meeting the ownership guidelines.

As a guideline, a non-employee director is expected to own shares of our common stock equal in value to at least three times the amount of his or her applicable annual retainer fee.  As a guideline, our Chief Executive Officer is expected to own shares of our common stock equal in value to at least six times the amount of his or her annual base salary.

In calculating compliance with the guidelines, each director and the Chief Executive Officer shall be credited for each share of common stock beneficially owned by him or her, including shares held in benefit plans, each share of vested and non-vested restricted stock, and each restricted stock unit.  The Compensation Committee will review from time to time the ownership guidelines and recommend any changes for approval by our Board as appropriate, and last reviewed the ownership guidelines during 2017 with no changes recommended.

Communications with Directors

Stockholders may send communications to our Board, the Chairperson, any individual director or group of directors, or any Board committee by using the contact information provided on our website.  Stockholders also may send communications by letter addressed to our Secretary, Attn: Board of Directors, Summer Infant, Inc., 1275 Park East Drive, Woonsocket, Rhode Island 02895.  Communications may also be received and reviewed by our Chairperson or members of senior management.  Stockholder concerns about our accounting, internal controls, auditing matters or business practices will be reported to the Audit and Finance Committee.  All other concerns will be reported to the appropriate committee(s) of our Board.

Director Compensation

For fiscal 2017, the following director compensation program was in place for our non-employee directors:

•                  an annual retainer fee of $90,000 for the Chairperson and $45,000 for other non-employee directors;

•                  for any meetings beyond four regularly scheduled board meetings per year, a fee of $1,000 for each board meeting attended in person;

•                  the chairpersons of the Audit, Compensation and Nominating/Governance Committees received an additional annual fee of $15,000, $10,000, and $8,000, respectively;

•                  each director serving as a member of the Audit, Compensation and Nominating/Governance Committees (other than the chairperson of each such committee) received an annual fee of $5,000; and

•                  on the date of our annual meeting of stockholders, each director other than our Chairperson received an annual equity award, in the form of shares of our common stock, equal to the lesser of (1) 7,500 shares or (2) the number of shares to be calculated by dividing $30,000 by the fair market value of our common stock on such date, and the Chairperson received an annual equity award, in the form of shares of our common stock, of 15,000 shares.

We also generally reimburse non-employee directors for travel expenses incurred in connection with their duties as directors.  In addition, our Board of Directors may from time to time also provide for cash compensation, as recommended by the Compensation Committee, payable to members of special or ad hoc committees of the Board of Directors.

Other than as disclosed in this proxy statement, we do not pay any directors who are also executive officers any additional compensation for service as directors.

Director Compensation in 2017

The following table shows non-employee director compensation in 2017.  Mr. Messner served as our Chief Executive Officer during 2017 and did not receive any additional compensation for his service as a director.  For information on compensation received by Mr. Messner for his services as Chief Executive Officer, please see “Executive Compensation - Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Evelyn D’An	51,472	12,825	—	64,297
Marty Fogelman	58,528	12,825	—	71,353
Robin Marino	100,000	25,650	—	125,650
Alan Mustacchi	65,000	12,825	—	77,825
Robert Stebenne (3)	—	—	—	—
Andrew Train (4)	15,285	15,075	—	30,360
Stephen J. Zelkowicz	58,000	12,825	—	70,825

(1)         Represents fees earned or paid in cash in 2017, including annual retainer fees, committee fees and fees for special Board projects.

(2)         The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 6 to our audited consolidated financial statements for the fiscal year ended December 30, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 20, 2018.

(3)         Mr. Stebenne did not stand for re-election at our 2017 annual meeting of stockholders and stepped down from our Board on May 22, 2017.

(4)         Mr. Train joined our Board on August 29, 2017.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act), provides that a public company’s proxy statement in connection with the Company’s annual meeting of stockholders must allow stockholders to cast an advisory, nonbinding vote regarding the compensation of our named executive officers as disclosed in accordance with the SEC’s rules.

As discussed under “Executive Compensation” below, our compensation programs are designed to attract, motivate and retain highly qualified executives and seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives.  For example, our annual short-term incentive plan is designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value.  Grants of equity-based awards are intended to provide additional incentive to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders.  For additional information on our executive compensation programs, including specific information about compensation paid by us in 2017, please read the information set forth in the “Executive Compensation” section below, including the tables and narrative descriptions.

At the Annual Meeting, we will ask our stockholders to approve our named executive officer compensation for 2017 as described in this proxy statement.  This proposal, referred to as a “Say-on-Pay Proposal,” provides our stockholders with the opportunity to express their views on our named executive officers’ compensation.  Accordingly, we will present the following advisory Say-on-Pay Proposal at the meeting for stockholder approval:

“RESOLVED, that, the compensation paid to our Company’s named executive officers in 2017, as disclosed in this proxy statement for the Company’s 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative disclosure, is hereby approved.”

This say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or our Board.  However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Vote Required

We will consider the proposal to be approved if a majority of votes are cast “FOR” the proposal.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the approval, on an advisory basis, of the 2017 compensation of our named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Finance Committee has appointed RSM US LLP as the independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending December 29, 2018 and recommends that stockholders vote in favor of the ratification of such appointment.  In the event of a negative vote on such ratification, the Audit and Finance Committee will reconsider its selection.  We anticipate that representatives of RSM will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Fees

The following table shows the aggregate fees paid or accrued for audit and other services provided for fiscal years 2017 and 2016:

	2017	2016
Audit Fees	$302,750	$345,500
Audit-Related Fees	44,000	7,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$346,750	$352,500

Audit Fees in 2016 and 2017 were for professional services rendered for the audit of our annual consolidated financial statements and related procedures and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by RSM in connection with statutory and regulatory filings or engagements.  Audit-Related Fees in 2016 were for reviews of registration statements and related consents, and in 2017 were for reviews of registration statements and related consents and services rendered with respect to the Company’s adoption of and transition to the new revenue recognition guidance (ASC 606, Revenue from Contracts with Customers).

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit and Finance Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent registered public accounting firm and management are required to periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date.  The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

A majority of shares cast “FOR” the proposal are required for approval.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the ratification of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending December 29, 2018.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, this report shall not be incorporated by reference into any such filings.

The Audit and Finance Committee (the “Audit Committee”) reviews our financial reporting process on behalf of our Board.  Management has the primary responsibility for the financial statements and the reporting process.  Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”).  In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. In addition, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the SEC.

The foregoing report has been furnished by the Audit Committee.

Alan Mustacchi, Chairperson

Evelyn D’An
Robin Marino

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 23, 2018 by:

•                  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•                  each of our directors and named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; and

•                  all of our current executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Common Stock (4)
5% Stockholders
Wynnefield Capital Management LLC and related parties (5)	6,466,007	34.7%
Jason Macari (6)	2,999,542	16.1%
Privet Fund LP and related parties (7)	1,640,506	8.8%

Directors and Named Executive Officers
Evelyn D’An	10,000	*
Marty Fogelman (8)	116,252	*
Robin Marino	181,148	1.0%
Mark Messner	100,250	*
William E. Mote, Jr.	77,839	*
Alan Mustacchi	39,543	*
Andrew Train	—	—
Stephen J. Zelkowicz	44,048	*
All current directors and executive officers as a group (8 persons)(9)	569,080	3.0%

*                 Less than 1%

(1)         Unless otherwise noted, the business address of each named person is 1275 Park East Drive, Woonsocket, Rhode Island 02895.

(2)         Unless otherwise noted, each person named in the table has sole voting and investment power with regard to all shares beneficially owned, subject to applicable community property laws.

(3)         Includes the following number of shares that may be acquired through the vesting of restricted stock awards or stock options exercisable within 60 days of March 23, 2018 as follows:

Name	Options Exercisable / Stock Vesting
Mark Messner	42,500
William Mote	60,500
Alan Mustacchi	2,500

(4)         The percentages shown are calculated based on 18,629,417 shares of common stock issued and outstanding on March 23, 2018.  In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of March 23, 2018 are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(5)         The information is as reported on Amendment No. 9 to Schedule 13D filed with the SEC on May 30, 2017 and a Form 4 filed with the SEC on August 9, 2017.  The address for Wynnefield Capital Management, LLC and related entities is 450 Seventh Avenue, Suite 509, New York, NY 10123.  Of the shares indicated, 1,946,343 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. (“Partners”), 3,006,235 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), 1,309,684 shares are beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. (“Fund”), and 153,306 shares are beneficially owned by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (“Plan”).

Wynnefield Capital Management, LLC (“WCM”) is the sole general partner of Partners and Partners I and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that Partners and Partners I beneficially own. WCM, as the sole general partner of Partners and Partners I, has the sole power to direct the voting and disposition of the shares that Partners and Partners I beneficially own.  Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that WCM may be deemed to beneficially own. Each of Messrs. Obus and Landes, as co-managing members of WCM, share the power to direct the voting and disposition of the shares that WCM may be deemed to beneficially own.

Wynnefield Capital, Inc. (“WCI”) is the sole investment manager of the Fund and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that the Fund beneficially owns.  WCI, as the sole investment manager of the Fund, has the sole power to direct the voting and disposition of the shares that the Fund beneficially owns. Messrs. Obus and Landes are executive officers of WCI and, accordingly, each may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that WCI may be deemed to beneficially own.  Messrs. Obus and Landes, as executive officers of WCI, share the power to direct the voting and disposition of the shares that WCI may be deemed to beneficially own.

The Plan is an employee profit sharing plan.  Messrs. Obus and Landes are the co-trustees of the Plan and accordingly, Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that the Plan may be deemed to beneficially own.  Each of Messrs. Obus and Landes, as the trustees of the Plan, shares with the other the power to direct the voting and disposition of the shares beneficially owned by the Plan.

The information set forth in this footnote with respect to WCM, WCI and Messrs. Obus and Landes, shall not be considered an admission that any of such persons, for the purpose of Section 16(b) of the Exchange Act, are the beneficial owners of any shares in which such persons do not have a pecuniary interest. Each of WCM, WCI and Messrs. Obus and Landes disclaims any beneficial ownership of these shares.

(6)         The information is as reported on Amendment No. 2 to Schedule 13D filed with the SEC on September 16, 2016 and a Form 4 filed on January 11, 2017.  The address of Mr. Macari is 3100 Diamond Hill Road, Cumberland, RI  02864.

(7)         The information is as reported on Amendment No. 2 to Schedule 13D filed with the SEC on November 18, 2016.  The address of Privet Fund LP (“Privet”) is 79 West Paces Ferry Road, Suite 200B, Atlanta, GA 30305.  Privet Management LLC (“Privet Management”) is the Managing Partner

of Privet, and Ryan Levenson is the sole managing member of Privet Management.  Accordingly, Privet Management and Mr. Levenson may be deemed to hold shared voting and dispositive power with respect to the shares held by Privet.  Each of Privet, Privet Management and Mr. Levenson could be deemed to beneficially own the shares indicated, however each of Privet, Privet Management and Mr. Levenson (each a “Reporting Person”) disclaims beneficial ownership of the shares held by each other Reporting Person.

(8)         Includes 56,288 shares held by Mr. Fogelman’s spouse.

(9)         Includes an aggregate of 98,750 shares that may be acquired through the vesting of stock options exercisable and 6,750 shares that may be acquired through the vesting of restricted stock awards within 60 days of March 23, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us during the fiscal year ended December 30, 2017 and on written representations from our officers, directors and 10% stockholders known to us, we believe that each person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) requirements during the fiscal year, except for the following: (i) each of Messrs. Messner and Mustacchi filed a late Form 4 reporting the purchase of shares of common stock in a single transaction, (ii) Mr. Fogelman filed a late Form 4 reporting the purchase of shares of common stock in five transactions, and (iii) Mr. Mote filed a Form 5 relating to the late reporting of the withholding of shares to satisfy tax liability upon vesting of restricted share awards in March, May and November of 2017.

EXECUTIVE OFFICERS

Information concerning our current executive officers is set forth below.  All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board.

Current Executive Officers

Mark Messner, 51, was appointed President and Chief Executive Officer of the Company in July 2016.  Additional biographical information about Mr. Messner is included above under “Proposal No. 1 — Election of Directors.”

William E. Mote, Jr., 48, was appointed our Chief Financial Officer in November 2014.  Prior to joining our Company, from February 2013 to November 2014 Mr. Mote was Chief Financial Officer of the Poarch Band of Creek Indians, the largest hospitality and gaming operator in Alabama, where he was responsible for all financial operations of the Sovereign Nation.  From January 2010 to October 2012, Mr. Mote was Executive Vice President of Finance at JAKKS Pacific, a diversified children’s entertainment company, where he was a member of the executive team in charge of worldwide financial operations.  Prior to joining JAKKS Pacific, Mr. Mote was Vice President and Corporate Controller at Easton-Bell Sports, Inc. from 2005 to 2010, where he was responsible for worldwide financial planning and analysis and strategic planning.  Mr. Mote spent five years working in various global finance positions with increasing responsibility at Hewlett-Packard Company beginning in 2000.  Mr. Mote is a Certified Public Accountant and holds a M.B.A. and a B.S. in Accounting from Louisiana State University.

EXECUTIVE COMPENSATION

Executive Summary

We are an infant and juvenile products company originally founded in 1985.  We are a leader in product innovation in the juvenile industry, providing parents and caregivers a full range of high quality, high value products to care for babies and toddlers. Our industry is highly competitive and has many participants, and our ability to compete effectively in our industry is dependent in part on our ability to attract, motivate and retain key management personnel and other qualified employees.  The Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended over time to bring base salaries and total executive compensation in line with approximately the median (50th percentile) of the companies represented in our peer group.  However, we have not been able to compensate our executives anywhere near this level in past years due to our Company’s financial performance, stock price and the limited pool of shares available for issuance under our equity plan.  Short-term incentive compensation, based on the achievement of specified goals and objectives, may be awarded in the form of an annual performance bonus.  We also provide equity awards to reward our executives for long-term Company performance and to align their interests with the interests of our stockholders.  Total compensation may vary significantly from year-to-year based on a combination of total Company and individual performance.

2017 Company Performance

In fiscal 2017, while sales declined 2.3%, we narrowed our net loss as compared to fiscal 2016 and maintained gross margins as we streamlined operations and controlled spending. Our results in 2017 were negatively impacted in part by the September 2017 bankruptcy filing of one of our largest customers, and we recorded a charge of approximately $1.5 million as an allowance for bad debt related to this customer’s pre-bankruptcy petition accounts receivable.

2017 Short-Term Incentive Plan Payout and Equity Awards

Based on the Company’s performance in fiscal 2017, there were no payouts earned under our annual incentive bonus program.  Our equity awards granted in fiscal 2017 were generally below the market 25th percentile for similar companies due to our stock price.

The following chart shows the mix of total direct compensation actually earned by our Chief Executive Officer for fiscal 2017.

CEO 2017 Total Direct Compensation *

* - The above chart does not reflect an $80,000 discretionary bonus awarded to Mr. Messner in fiscal 2017 described further below.

Named Executive Officer Compensation in 2017

Our named executive officers for 2017 were Mark Messner, President and Chief Executive Officer, and William E. Mote, Jr., Chief Financial Officer.

Base Salaries.  As is our practice, we review base salaries for our existing named executive officers each fiscal year.  In 2017, Mr. Mote received a 2.1% salary increase resulting in a new base annual salary of $296,820 and Mr. Messner received a 5.0% salary increase resulting in a new base annual salary of $420,000.

Annual Incentive Bonus.  In 2017, the Compensation Committee approved an annual incentive bonus program under which potential payouts would be earned based on the achievement of a specified, pre-bonus adjusted EBITDA target and, for members of the Company’s senior management team, including our named executive officers, 20% of their total target bonus potential would be earned based on the achievement of an individual strategic goal.  In order to earn the portion of the target bonus based on the achievement of an individual strategic goal, the Company was required to achieve the required pre-bonus adjusted EBITDA threshold to fund the 2017 bonus pool and the executive must have met his or her individual strategic goal.

Under the 2017 program, the threshold, target and maximum amounts for the pre-bonus adjusted EBITDA, and the actual 2017 pre-bonus adjusted EBITDA, were as follows:

Performance Metric	Threshold	Target	Maximum	Actual
Pre-Bonus Adjusted EBITDA	$10,317,386	$12,896,733	$17,539,557	$10,277,582

Following the end of 2017, the Compensation Committee determined that the Company did not achieve the threshold for payout under the pre-bonus adjusted EBITDA, therefore no payouts were made under the 2017 program.

Discretionary Bonuses.  In early 2017, as further incentive to Mr. Messner, the Board approved a one-time, discretionary $80,000 cash bonus to Mr. Messner, which was subject to forfeiture if Mr. Messner leaves the Company for any reason within 12 months of the date of the award.  In addition, although no payouts were achieved under the 2017 annual incentive bonus program, the Compensation Committee and the Board recognized that certain events in 2017 were not anticipated when the program was adopted, in particular the filing for bankruptcy of one of the Company’s major retail customers.  After consulting with management and its compensation consultant, in March 2018, the Compensation Committee recommended, and the Board approved, discretionary bonuses for our named executive officers and other select employees who demonstrated outstanding individual performance in 2017.  Each of our Chief Executive Officer and Chief Financial Officer received a one-time, fully vested stock option grant to purchase 30,860 shares and 11,110 shares, respectively, in recognition of their efforts in 2017.

Long-Term Equity Incentive Awards.  For 2017, our annual equity-based incentive compensation awards for executive officers and senior management employees were in the form of restricted stock awards and stock options in amounts generally below the market 25th percentile for similar companies due to our stock price and share pool size.  The amount of annual equity-based awards granted to executive officers during 2017 reflected the executive’s position within our Company, their individual performance and equity-based awards by comparable companies for comparable positions.  The vesting schedule for our annual equity-based awards is 25% per year, with vesting beginning on the first anniversary of the grant date.  The vesting schedule is designed to encourage executives to continue in the employ of our Company.  Each executive forfeits the unvested portion, if any, of the equity-based awards if the executive’s service to our Company is terminated for any reason, except as may otherwise be determined by our Board.

In addition, in connection with his appointment as Chief Executive Officer and President in 2016, Mr. Messner was granted an award of up to 100,000 performance-based restricted stock units (“RSUs”).  The RSUs vest upon the Company’s achievement of certain adjusted EBITDA margin goals during the Company’s 2017 and 2018 fiscal years, with 50,000 RSUs vesting if a specified margin is achieved in   fiscal 2017 and 50,000 RSUs vesting if a specified margin is achieved in fiscal 2018.  The EBITDA margin goal for fiscal 2017 was not met, therefore 50,000 RSUs have been forfeited.(1)

Compensation Philosophy and Objectives

Our Board has appointed a Compensation Committee consisting of independent directors as required by applicable SEC and Nasdaq Stock Market rules.  The Compensation Committee is authorized to determine and approve, or make recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers, and to grant or recommend the grant of

(1)  We have not disclosed information concerning the EBITDA margin goals because we believe it would be a competitive disadvantage to the Company to disclose them.

stock-based compensation to our Chief Executive Officer and employees.  The Compensation Committee also reviews our compensation policies and practices for all employees.

Our philosophy is to compensate our executives at levels that enable us to attract, motivate and retain highly qualified executives.  As our business evolves, we seek to foster a performance-oriented culture, where individual performance is aligned with strategic objectives.  We expect to continue to establish an annual bonus program designed to reward individuals for performance based primarily on the Company’s achievement of financial goals as well as the individual’s achievement of personal and strategic goals that contribute to building stockholder value.  Grants of stock-based awards are intended to provide additional incentive to executives to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders.  Total compensation levels reflect the executive’s position, responsibilities, tenure, individual experience and achievement of goals.  As a result of our performance-based philosophy, compensation levels may vary from year to year and among our various executive officers with fixed and variable pay components.

Compensation Components

Each year the Compensation Committee reviews the various components of executive compensation to determine an appropriate mix for each named executive officer, as described below.  In determining each component of an executive’s compensation, numerous factors are considered, including:

•                  the individual’s particular background and circumstances, including prior relevant work experience;

•                  the demand for individuals with the individual’s specific expertise and experience;

•                  the individual’s role with us and the compensation paid to similar positions determined through benchmark studies;

•                  the individual’s performance and contribution to the achievement of Company goals and objectives;

•                  comparison to other executives within our Company; and

•                  the overall financial performance of our Company.

Base Salary.  The Compensation Committee strives to provide salaries to executives that are competitive with those paid by comparable companies for similar work, based on each executive’s experience and performance.  We target cash compensation at market median levels to help attract and retain executive talent.  When setting executive pay, the Compensation Committee considers a combination of factors as outlined in the bulleted list above.  In addition, in the case of new hires, the Compensation Committee will also consider the current recruitment market and negotiations with the specific individual.

Following the end of each fiscal year, the Compensation Committee reviews executives’ base salaries, and takes into consideration each executive’s performance, achievement of specific short-term goals and our Company’s performance in the prior year.  The Compensation Committee also meets with the Chief Executive Officer to review base salary recommendations for other named executive officers, including his performance evaluation of all such persons and the basis of the recommendations, the scope of each person’s duties, oversight responsibilities and individual objectives and goals against results achieved for the applicable fiscal year.

Annual Incentive Bonus.  Our Company generally uses short-term, cash-based incentive compensation programs to recognize and reward executives and other employees who contribute meaningfully to an increase in Company value and profitability.  In general, the funding of the annual incentive bonus pool is dependent upon our Company achieving certain financial targets.  Each named executive officer typically has the ability to receive up to 200% of his or her target bonus award opportunity based on our Company and the individual achieving stretch (or superior) performance levels.  The percentage of the bonus actually paid to each named executive officer depends on the attainment of corporate financial targets and individual performance goals.

Equity Incentive Awards.  The Compensation Committee believes that stock-based compensation ensures that our executives have a continuing stake in the long-term success of our Company.  In general, long-term equity incentive awards are targeted between the 25th and 50th percentiles of the compensation peer group with appropriate adjustments for individual and Company performance, though historically awards have generally been at or below the 25th percentile market level due to share constraints and stock price.  In general, long-term equity incentive awards have been in the form of stock options, restricted stock awards, or a combination of both types of awards.  Vesting for these awards typically extends over a four-year period, with 25% of the total number of shares subject to an award vesting each year beginning on the first anniversary of the date of grant.  If a named executive officer leaves our Company prior to the completion of the applicable vesting schedule, the unvested portion of the option or stock grant is forfeited unless otherwise provided in his or her employment agreement or termination agreement.  The Compensation Committee also grants equity awards outside of the regular annual grant program for new hires, promotions or other reasons deemed appropriate by the committee.

Our Compensation Committee regularly reviews the use of performance metrics in our long-term equity incentive award program, including a comprehensive review in 2017.  Because we are a small company, have a new CEO and are in the process of a turnaround for our business, the Compensation Committee felt that it is not yet appropriate to include any financial performance metrics with respect to its long-term equity incentive awards.  The Compensation Committee will continue to evaluate our long-term equity incentive program to ensure appropriate alignment with our overall compensation program and business strategy.

Discretionary Bonuses; Perquisites and Fringe Benefits.  The Compensation Committee and the Board may, from time to time, desire to recognize individual contributions to the Company and to encourage continued outstanding performance by granting discretionary bonuses, in the form of cash or equity awards.  As noted above, the Board approved discretionary bonuses in 2018 based on performance in 2017.  We provide only certain executive fringe benefits.  Our executives receive health and welfare benefits, such as group medical, dental, life and long-term disability coverage, under plans generally available to all other employees. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance.  Accordingly, other than an employer matching contribution under our 401(k) plan, which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.  We may provide for fringe benefits, such as auto allowances, commuting benefits, housing or relocation benefits in individually negotiated executive employment agreements in order to attract and retain key executives who are essential to the long-term success of our Company.

Role of the Compensation Committee and Management

The Compensation Committee currently determines or recommends to the Board the compensation of our Chief Executive Officer and our other executive officers.  Annually, our Compensation Committee, together with our Board, evaluates the performance of and determines the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year.  Our Compensation Committee annually assesses the performance of our other executive officers and considers recommendations from our Chief Executive Officer when determining the compensation of our other executive officers.  As discussed below, the Compensation Committee also considers input from other independent directors, our compensation consultant and benchmarking studies and surveys, but retains absolute discretion as to whether to adopt any recommendations as it deems appropriate.

At the request of our Compensation Committee, our Chief Executive Officer and SVP of Human Resources may attend our Compensation Committee meetings, including meetings at which our compensation consultant is present.  This enables our Compensation Committee to review with senior management the strategic and individual goals that are important to achieve our overall success.  Our Compensation Committee ultimately makes all determinations regarding financial and individual goals and targets.  Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.

Additionally, as part of ongoing efforts to drive outstanding operational and financial performance, the Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to input from stockholders through our annual Say on Pay vote and evolving factors such as the business environment and competition for talent.  As part of its 2017 compensation setting process, the Compensation Committee reviewed the results of the 2016 stockholder advisory vote, in which approximately 96% of the votes cast were voted in favor of our executive compensation program.

The Compensation Committee has authority to retain (at our Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.  The Compensation Committee considers input and recommendations from our outside compensation consultants in connection with its review of our Company’s compensation programs and its annual review of the performance of the other executive officers.  The Compensation Committee has engaged the services of an independent compensation consultant, Pearl Meyer.  As further described below, Pearl Meyer has assisted the Compensation Committee with executive compensation matters.  The Compensation Committee retains Pearl Meyer directly, although in carrying out assignments Pearl Meyer also interacts with management when necessary and appropriate to obtain compensation and performance data.  In addition, Pearl Meyer may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the committee in order to confirm alignment with our business strategy, identify data questions and other similar issues, if any.  As required under SEC rules, the Compensation Committee reviews the services of its compensation consultants to evaluate whether any conflicts of interest are raised, taking into consideration certain factors, including whether the consultant provides any other services to our Company, the amount of fees our Company pays to the consultant, whether there are any business or personal relationships with an executive officer of our Company or with any committee member, and whether the consultant owns any stock of our Company.  The Compensation Committee determined, based on its evaluation, that the work of Pearl Meyer has not created any conflict of interest.  On an annual basis, the Compensation Committee will continue to monitor the independence of its compensation consultants.

Role of the Compensation Consultant

The Compensation Committee retains Pearl Meyer to provide advice on various compensation matters and recommends compensation program designs, including market trends, peer group composition and compensation for our executive officers.  Pearl Meyer reports directly to the Compensation Committee, meets the independence requirements of applicable SEC rules and does not provide any other services to our Company beyond those requested or approved by the Compensation Committee.  When requested by the Compensation Committee, Pearl Meyer attends meetings of the Compensation Committee, either in person or by telephone.  In 2017, Pearl Meyer assisted the Compensation Committee with the following:

•                  attended Compensation Committee meetings as requested;

•                  provided advice and analysis of the Company’s peer group;

•                  conducted an analysis of competitive market pay practices for our executives;

•                  provided advice on the Company’s stock ownership guidelines for its CEO and directors;

•                  provided  advice and analysis of the design of the Company’s short-term and long-term incentive programs; and

•                  reviewed and provided comments on named executive officers’ compensation and the disclosure regarding executive compensation in the proxy statement for the 2017 annual meeting of stockholders.

Compensation Benchmarking

In determining compensation levels, the Compensation Committee believes that it is important when making compensation-related decisions to be informed as to the practices of publicly-held companies of similar size, revenue and market focus.  As a result, the Compensation Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of peer group companies and industry-specific compensation surveys.  The Compensation Committee reviewed its peer group during 2017 and made changes to the companies included in the peer group.

The Company’s peer group currently consists of the companies noted below.

Acme United Corporation	JAKKS Pacific, Inc.
Black Diamond. Inc.	Lifetime Brands, Inc.
Crown Crafts, Inc.	Nautilus Inc.
CSS Industries Inc.	Rocky Brands, Inc.
Delta Apparel, Inc.	Turtle Beach Corporation
Escalade Inc.	ZAGG Inc.

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal years 2016 and 2017, information regarding compensation of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Mark Messner	2017	409,231	80,000	68,950	107,431	—	91,606	(3)	757,218
President and Chief Executive Officer	2016	173,846	—	85,000	101,000	47,815	41,786		449,447

William Mote	2017	293,289	30,000	41,370	57,004	—	72,377	(4)	494,040
Chief Financial Officer	2016	287,631	—	11,610	13,680	34,516	94,093		441,530

(1)         Amounts for in this column reflect (i) a discretionary bonus awarded to Mr. Messner in 2017 and (ii) a relocation and signing bonus paid to Mr. Mote upon the completion of his relocation in accordance with the terms of his offer letter.

(2)         The amounts for 2017 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 6 to our audited consolidated financial statements for the fiscal year ended December 30, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 20, 2018.

(3)         Includes (i) $26,850 of living expenses, (ii) $36,303 of travel expenses to and from Mr. Messner’s residence to our Company’s executive offices, (iii) an auto allowance of $9,000 and (iv) $19,453 of employer contributions to our Company’s 401(k) plan.

(4)         Includes (i) $12,500 of living expenses, (ii) $28,742 of travel expenses to and from Mr. Mote’s residence to our Company’s executive offices, (iii) $25,424 of relocation expenses and (iv) $5,711 of employer contributions to our Company’s 401(k) plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about outstanding equity awards held by the named executive officers at the end of 2017:

	Option Awards					Stock Awards
Name	Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards Market Value of Unearned Shares or Units That Have Not Vested ($)
Mark Messner	07/13/2016	25,000	75,000	1.70	07/13/2026	—	—	—		—
	07/13/2016	—	—	—	—	37,500	56,250	—		—
	07/13/2016	—	—	—	—	—	—	50,000	(2)	75,000
	02/22/2017	—	70,000	1.97	02/22/2027	—	—	—		—
	02/22/2017	—	—	—	—	35,000	52,500	—		—

William E. Mote, Jr.	11/10/2014	30,000	10,000	1.80	11/10/2024	—	—	—		—
	11/10/2014	—	—	—	—	5,000	7,500	—		—
	03/24/2015	7,000	7,000	2.64	03/24/2025	—	—	—		—
	03/24/2015	—	—	—	—	4,000	6,000	—		—
	05/05/2016	4,500	13,500	1.29	05/05/2026	—	—	—		—
	05/05/2016	—	—	—	—	6,750	10,125	—		—
	02/22/2017	—	41,000	1.97	02/22/2027	—	—	—		—
	02/22/2017	—	—	—	—	21,000	31,500

(1)     Unless otherwise noted, (i) option grants vest as follows: 25% of the total number of shares subject to the options vest and become exercisable on each of the first, second, third and fourth anniversaries of the date of grant and (ii) restricted stock grants have a vesting schedule as follows: 25% of the total number of shares underlying the award vest on each of the first, second, third and fourth anniversaries of the date of grant.

(2)     Represents a grant of RSUs that will vest upon the Company’s achievement of certain adjusted EBITDA margin goals during the Company’s 2018 fiscal year.

Equity Compensation Plan Information

The following table summarizes information, as of December 30, 2017, regarding our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [excluding securities reflected in column (a)] (c)

Equity compensation plans approved by stockholders	1,090,940	(1)	$2.52	1,338,583
Equity compensation plans not approved by stockholders	292,602	(2)	2.02	—
Total	1,383,542		$2.41	1,338,583

(1)         Includes 268,914 shares issuable upon vesting of outstanding restricted stock awards granted to employees which have not yet vested.  Such shares are not included in the calculation of the weighted average exercise price reflected in column (b).

(2)         Represents awards granted as inducement grants to newly-hired employees that were not subject to shareholder approval pursuant to applicable Nasdaq Stock Market Rules.  Includes 66,250 shares issuable upon vesting of outstanding restricted stock awards granted to employees which have not yet vested.  Such shares are not included in the calculation of the weighted average exercise price reflected in column (b).

Employment Arrangements and Change in Control Agreements with Current Named Executive Officers

Mark Messner.  We entered into an employment agreement with Mr. Messner in connection with his appointment as President and Chief Executive Officer in 2016.  The employment agreement has an initial term of two years, and automatically renews for successive one-year terms unless either party gives notice of non-renewal within 60 days of the expiration of the then current term, subject to earlier termination in accordance with the terms of the employment agreement.  Under the terms of the employment agreement, Mr. Messner received an initial base salary at an annual gross rate of $400,000, which may be adjusted from time to time in the discretion of the Compensation Committee or Board, provided that his base salary will not be decreased other than as part of an across-the-board salary reduction applicable to all senior-level management personnel. Mr. Messner also received a signing bonus of $20,000.  Mr. Messner is eligible to earn a bonus of 80% of his base salary and up to a maximum of 160% of his base salary under the Company’s annual short-term incentive plan as determined by the Compensation Committee or Board.  Mr. Messner is eligible to participate in the Company’s long-term incentive plan and any other bonus plans, as determined by the Compensation Committee or the Board, and is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees.  Mr. Messner is entitled to be reimbursed up to $60,000 per year for the cost of commuting from his Pennsylvania home to our Rhode Island headquarters.  Additionally, if Mr. Messner relocates to within 60 miles of Woonsocket, Rhode Island, within three years of the date of his employment agreement, then Mr. Messner will be entitled to the reimbursement of up to $20,000 in relocation expenses.

The Company or Mr. Messner may terminate the Employment Agreement upon 60 days’ prior notice for any reason.  If we terminate the Employment Agreement without cause, or Mr. Messner terminates his employment for good reason, Mr. Messner is entitled to a severance payment in an amount equal to his base salary, paid over 12 months, provided he returns all Company property and executes a written release.  The Employment Agreement also contains non-competition and similar covenants which are in effect during Mr. Messner’s employment with the Company and for a period of 12 months following the termination of his employment under the Employment Agreement.  Mr. Messner is a participant in the Company’s Change in Control Plan, described below, pursuant to which he is entitled to compensation in the event he is terminated for certain reasons following a change in control of the Company.

William E. Mote, Jr.  Pursuant to the terms of his offer letter, Mr. Mote received an initial annual base salary of $285,000, which may be adjusted from time to time in the discretion of the Compensation Committee, and is eligible to receive a cash bonus with a target bonus award equal to 40% of his base salary and up to a maximum of 80% of his base salary under our annual short-term incentive plan.  He is also eligible to participate in our long-term incentive plan and any other bonus plans, as determined by the Compensation Committee, and is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees.  Mr. Mote was also entitled to certain relocation benefits, including reimbursement of: (i) up to $20,000 in relocation expenses, (ii) $2,500 per month for temporary housing expenses for a period up to 12 months, and (iii) certain air travel expenses.    In addition, we agreed to pay a relocation and signing bonus of $30,000, payable on the first regular pay date following his move to a residence within 60 miles of the Company’s current corporate headquarters.  The Compensation Committee approved a subsequent extension of housing and travel expenses for Mr. Mote in 2016.  Mr. Mote completed his relocation in 2017 and the Compensation Committee approved a lump sum payment of $12,500 for miscellaneous relocation expenses.  If Mr. Mote’s employment is terminated by us without cause, or Mr. Mote terminates his employment for good reason, he is entitled to receive payments equal to his then current base salary for a period of six months following such date of termination.  Mr. Mote is a participant in the Company’s Change in Control Plan, described below, pursuant to which he is entitled to compensation in the event he is terminated for certain reasons following a change in control of the Company

Change in Control Plan

In February 2018, the Board of Directors approved a Change in Control Plan to replace the individual change in control agreements between the Company and certain executive officers and members of senior management that expired in October 2017.  Under the “double trigger” provisions of the Change in Control Plan, a participant will be entitled to certain payments if (1) there is a change in control and (2) within the 12-month period following the change in control, the participant’s employment is terminated without cause by the Company or for good reason by the participant.  If these events occur, a participant will be entitled to receive payments based on their tier under the Plan for a period of time following the termination.  Our CEO, Mr. Messner, is a Tier 1 participant and our CFO, Mr. Mote is a Tier 2 participant in the Change in Control Plan, and would receive the following benefits:

•                  a cash payment equal to his annual base salary times the applicable tier multiplier (2.0x for our CEO; 1.0x for our CFO), payable over a period of time following termination (24 months for our CEO, 12 months for our CFO);

•                  a cash payment equal to the pro-rated portion of the participant’s annual cash bonus actually achieved for the fiscal year in which the termination occurs, payable when such payment would otherwise be paid after the end of the relevant performance period; and

•                  a cash payment equal to one times the monthly premiums for the participant’s group medical, dental and vision coverage for a period of time (24 months for our CEO, 12 months for our CFO), payable monthly provided that such payments will end if the participant becomes eligible to participate in similar plans with a subsequent employer.

In addition, any unvested equity awards held by our CEO and CFO that were granted prior to the change in control will accelerate and vest in full as of the participant’s termination date, and any unvested performance-based equity awards will be deemed vested and earned assuming achievement at the target performance level.  As a condition to receiving payments under the Plan, participants must execute a severance agreement and release, which includes non-competition and similar covenants that remain in effect for 24 months for our CEO and 12 months for our CFO.

Retirement Plans

We have a Section 401(k) plan and provide an employer matching contribution, which is the same that we provide all of our employees. We do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2009, our wholly owned subsidiary, Summer Infant (USA), Inc. (“Summer USA”), entered into a definitive agreement with Faith Realty II, LLC, a company whose members are Jason P. Macari, our former Chief Executive Officer and a former director.  Under this agreement, Faith Realty purchased our corporate headquarters located at 1275 Park East Drive, Woonsocket, Rhode Island for $4,052,500 and subsequently leased the headquarters back to Summer USA for an annual rent of $390,000 for an initial seven-year term.  The lease was last amended in January 2018 and extended the term of the lease until March 31, 2021 with annual rent of $468,000.

OTHER MATTERS

We know of no other matters that may come before the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.  This discretionary authority is conferred by the proxy.

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SUMMER INFANT, INC. Proxy for 2018 Annual Meeting of Stockholders May 3, 2018 The undersigned hereby appoints William E. Mote, Jr. and Mary Beth Schneider, and each of them severally, as proxies of the undersigned, each with full power to appoint his or her substitute, to act for and to vote all shares of Summer Infant, Inc. common stock owned by the undersigned, upon the matters set forth in the Notice of Meeting and related Proxy Statement at the Annual Meeting of Stockholders of Summer Infant, Inc., to be held at 9:00 a.m., local time, on Thursday, May 3, 2018, at the Courtyard Marriott, 636 George Washington Highway, Lincoln, Rhode Island 02865 and at any adjournments or postponements of the meeting. The proxies, and any of them, are further authorized to vote, in their discretion, upon such other business as may come before the Annual Meeting, or any adjournments or postponements of the meeting. YOUR SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR AND “FOR” ITEMS 2 AND 3 UNLESS OTHERWISE INDICATED. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. (Continued, and to be marked, dated and signed on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY Vote by Internet– QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail SUMMER INFANT, INC. Your Internet vote authorizes the named proxies to vote your shares in the same marked, signed and returned Votes submitted electronically manner as if you your proxy card. over the Internet must be received by 11:59 p.m., Eastern Time, on May 2, 2018. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 1.Election of Directors. To elect seven director nominees, each to serve for a one-year term expiring at the 2019 annual meeting of stockholders, and until their respective successors are duly elected and qualified: 2. Advisory vote to approve named executive officer compensation for 2017. FOR AGAINST ABSTAIN (1) Evelyn D’An  FOR AGAINST ABSTAIN 3. Ratification of Auditors. To ratify the selection of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending December 29, 2018. (2) Marty Fogelman  FOR AGAINST ABSTAIN (3) Robin Marino FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN (4) Mark Messner FOR AGAINST ABSTAIN (5) Alan Mustacchi FOR AGAINST ABSTAIN In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. (6) Andrew Train FOR AGAINST ABSTAIN (7) Stephen J. Zelkowicz FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date , 2018 NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.